INVESTMENT LETTER

                     SELIGMAN NEW TECHNOLOGIES FUND II, INC.


Seligman  New   Technologies   Fund  II,  Inc.  (the   "Fund"),   a  closed-end,
non-diversified management investment company, and Seligman Advisors, Inc. ("Purchaser"), intending to be legally bound, hereby agree as follows:


1. In order to provide the Fund with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 4,220 shares of Capital Stock (par value $.01) of the Fund at a price of $23.70 per share (the "Shares") as of the close of business on June 6, 2000. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $100,014 in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 6th day of June, 2000.


                                     SELIGMAN NEW TECHNOLOGIES FUND II, INC.


                                     By: /s/ LAWRENCE P. VOGEL
                                         --------------------------------------
                                         Name:  Lawrence P. Vogel
                                         Title:  Vice President and Treasurer


                                     SELIGMAN ADVISORS, INC.


                                     By: /s/ STEPHEN J. HODGDON
                                         --------------------------------------
                                         Name:  Stephen J. Hodgdon
                                         Title:  President